THOMAS W. BLASHILL

President



							October 9, 1995













RGP Holding, Inc.				Mr. Raymond G. Perelman

225 City Avenue				1820 Rittenhouse Square

Bala Cynwyd, PA  19103			Philadelphia, PA   19103



Gentlemen:



	This letter will amend the letter agreement dated September 20, 1993, as amended on March 11, 1994, between Raymond G. Perelman,
RGP Holding, Inc. and Champion Parts, Inc. (the "Company) (the
"Agreement") relating to the election of directors of the Company.



	1.	Paragraph 2 of the Agreement is deleted and the following
inserted in lieu thereof:



		"The Company's board of directors will consist of nine members. The 1995 Annual Meeting of Shareholders will be held on November 16, 1995 or as soon thereafter as practicable. At the 1995 Annual Meeting, the Board's nominees will be:



				Thomas W. Blashill

				John R. Gross

				Raymond F. Gross

				Gary S. Hopmayer

				Barry L. Katz

				Edward R. Kipling

				Raymond G. Perelman."



	Calvin A. Campbell, Jr. and Donald G. Santucci have resigned as directors. The vacancies created by their resignations will not be filled at the 1995 Annual Meeting of Shareholders. If either vacancy is intended to be filled in the future, it shall be filled by a nominee selected by the Board (other than Mr.
Perelman and Mr. Katz) and reasonably acceptable to Mr.
Perelman.



	If Perelman and/or Katz is unable or unwilling to serve as a director of the Company, then in filling the resulting vacancy or in selecting replacement nominees, Katz and/or Perelman shall be replaced by a nominee selected by Perelman or his executor or administrator and reasonably acceptable to the Board.



	3.	The first sentence of paragraph 3 of the Agreement is hereby modified to read as follows:



	"In an election of directors, to the extent that other persons vote Company Common Shares, in person or by proxy, for nominees other than those referred to, or selected in accordance with, paragraph 2 of the Agreement, as amended, the Company will cause the holders of proxies solicited by the Board of Directors to cumulate the votes they may cast for Mr. Katz before Mr.
Blashill."



	4.	If for any reason the 1995 Annual Meeting of Shareholders is held after November 21, 1995 and the by-laws of the Company are not amended prior to such time to reduce the size of the Board of Directors to seven members, then RGP Holding, Inc. and Perelman may elect to terminate this Agreement, such termination to be effective immediately upon notice.



	If you are in agreement with the terms of this Amendment, please sign the enclosed copy of this letter and return it to the Company.



							Very truly yours,



							CHAMPION PARTS, INC.





							By:__/s/ Thomas W. Blashill___

								Thomas W. Blashill, President



AGREED TO AND ACCEPTED THIS

_27th_ DAY OF OCTOBER, 1995.







__/s/ Raymond G. Perelman____

Raymond G. Perelman





RGP Holding, Inc.





By:  __/s/ Raymond G. Perelman__

Its: